EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-263369, 333-254358, 333-237330, 333-230344, 333-223732 and 333-217280) pertaining to the Yext, Inc. 2016 Equity Incentive Plan, 2017 Employee Stock Purchase Plan and Stand-Alone Inducement Restricted Stock Unit Agreement of our reports dated March 17, 2023, with respect to the consolidated financial statements of Yext, Inc. and the effectiveness of internal control over financial reporting of Yext, Inc., included in this Annual Report (Form 10-K) of Yext, Inc. for the year ended January 31, 2023.

/s/ Ernst & Young, LLP

New York, New York
March 17, 2023

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